Exhibit 99.1

The following unaudited pro forma condensed consolidated financial statements, including the notes thereto, give effect to the sale of certain Insignia Solutions plc (“the Company”) assets and liabilities relating to the Company’s Java Virtual Machine (“JVM”) platform which was consummated on April 23, 2003.  The unaudited pro forma condensed consolidated balance sheet assumes the sale of the JVM assets and liabilities occurred on March 31, 2003.  Such pro forma information is based upon the historical balance sheet data of the Company and its subsidiaries as of such date.  The unaudited pro forma condensed consolidated statements of operations give effect to the sale of the Company’s JVM platform for the quarter ended March 31, 2003 and for the year ended December 31, 2002 as if the disposition occurred on January 1, 2001.

The unaudited pro forma information presented herein is shown for illustrative purposes only and is not necessarily indicative of the results that might have been achieved by the Company if the sale had been consummated as of the indicated dates, nor is it necessarily indicative of future operating results or financial position of the Company.  The unaudited pro forma financial information is based on and should be read in conjunction with the historical consolidated financial statements of the Company, together with the related notes thereto, which were filed with the Securities and Exchange Commission in its Quarterly Report on Form 10-Q for the period ended March 31, 2003 and its Annual Report on Form 10-K for the year ended December 31, 2002.  The unaudited pro forma condensed consolidated financial statements have been prepared by the Company based upon available information and certain assumptions that management believes are reasonable in the circumstances.

INSIGNIA SOLUTIONS PLC

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

MARCH 31, 2003

Unaudited

(Amounts in thousands)

	HISTORICAL	PRO FORMA ADJUSTMENTS		PRO FORMA
ASSETS

Current assets:
Cash and cash equivalents	$214	$—		$214
Accounts receivable, net	397	3,500	(a)	3,897
Tax receivable	706	—		706
Prepaid royalties	901	—		901
Prepaid expenses	478	(122	)(a)	356
Other current assets	441	—		441
Total current assets	3,137	3,378		6,515
Property and equipment, net	186	(21	)(a)	165
Prepaid royalties	1,381	—		1,381
	$4,704	$3,357		$8,061

LIABILITIES, MANDATORILY REDEEMABLE WARRANTS AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,124	$(11	)(a)	$1,113
Accrued severance	209	—		209
Note payable	1,000	—		1,000
Deferred revenue	451	(159	)(a)	292
Other current liabilities	1,005	(60	)(a)	945
Total current liabilities	3,789	(230)		3,559

Mandatorily redeemable warrants	1,440	—		1,440

Shareholder’s equity (deficit):
Ordinary shares	6,445	—		6,445
Additional paid-in capital	59,901	—		59,901
Accumulated deficit	(66,410)	3,587	(a)	(62,823)
Other accumulated comprehensive loss	(461)	—		(461)
Total shareholders’ equity	(525)	3,587		3,062

	$4,704	$3,357		$8,061

INSIGNIA SOLUTIONS PLC

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2003

Unaudited

(Amounts in thousands, except per share amounts)

	HISTORICAL	PRO FORMA ADJUSTMENTS		PRO FORMA
NET REVENUE	$379	$(359	)(b)	$20
COST OF REVENUE	167	(167	)(b)	—
GROSS PROFIT	212	(192)		20

OPERATING EXPENSES
Sales and marketing	645	(360	)(b)	285
Research and development	1,306	(796	)(b)	510
General and administrative	1,144	(584	)(b)	560
Restructuring	326	—		326
Total operating expenses	3,421	(1,740)		1,681
LOSS FROM OPERATIONS	(3,209)	1,548		(1,661)

OTHER INCOME, net	12			12
INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES	(3,197)	1,548		(1,649)

PROVISION FOR INCOME TAXES	2	—		2
NET INCOME (LOSS)	$(3,199)	$1,548		$(1,651)

Net income (loss) per share:
BASIC	$(0.16)			$(0.08)
DILUTED	$(0.16)			$(0.08)

Weighted average shares and share equivalents:
BASIC	20,089			20,089
DILUTED	20,089			20,089

INSIGNIA SOLUTIONS PLC

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMEBER 31, 2002

Unaudited

(Amounts in thousands, except per share amounts)

	HISTORICAL	PRO FORMA ADJUSTMENTS		PRO FORMA
NET REVENUE	$7,256	$(7,256	)(b)	$—
COST OF REVENUE	2,584	(2,584	)(b)	—
GROSS PROFIT	4,672	(4,672)		—

OPERATING EXPENSES
Sales and marketing	5,558	(4,464	)(b)	1,094
Research and development	5,640	(4,550	)(b)	1,090
General and administrative	3,356	(1,507	)(b)	1,849
Restructuring	296	—		296
Total operating expenses	14,850	(10,521)		4,329
LOSS FROM OPERATIONS	(10,178)	5,849		(4,329)

OTHER INCOME, net	(356)	—		(356)
INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES	(10,534)	5,849		(4,685)

PROVISION FOR INCOME TAXES	(2,114)	—		(2,114)
NET INCOME (LOSS)	$(8,420)	$5,849		$(2,571)

Net income (loss) per share:
BASIC	$(0.42)			$(0.13)
DILUTED	$(0.42)			$(0.13)

Weighted average shares and share equivalents:
BASIC	19,937			19,937
DILUTED	19,937			19,937

INSIGNIA SOLUTIONS PLC

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1.	Basis of Presentation

Effective April 23, 2003, the Company sold certain assets and liabilities relating to the Java Virtual Machine (“JVM”) platform for an aggregate purchase price of $3,500,000 due in installments through April 2004.   The assets included the fixed assets, customer agreements and employees related to the Java operation and the liabilities included employee compensation and deferred revenue.  The disposed assets were valued based on their current fair market value. The disposition of these assets resulted in a gain of approximately $3.6 million.

2.	Pro Forma Adjustments

(a)	To reflect the amount receivable from the sale of the JVM assets and the disposition of the assets and liabilities as if the transaction had occurred March 31, 2003.

(b)

To reflect the elimination of the license and service revenues, costs and expenses relating to the JVM platform as if the transaction had occurred on January 1, 2003 or 2002, as applicable.  The statements of operations do not include the gain on disposal or the costs related to the transaction